EXHIBIT 10.13

November 22, 2024

Kenneth M. Jacobs
At the address on file with Lazard

Re: Leadership Transition

Dear Ken,

The Board of Directors of Lazard, Inc. (the “Board”) expresses its deep appreciation for your leadership over the past 15 years and your desire to focus on continuing to provide world-class strategic financial advice to the Firm’s clients. This letter agreement memorializes the details of your transition to Senior Chairman and Senior Advisor to the Board. The Board looks forward to your continued service.

1.Defined Terms. Capitalized terms used but not defined in this letter agreement (this “Agreement”) have the meanings set forth in your Amended and Restated Agreement Relating to Retention and Noncompetition and Other Covenants, dated as of March 31, 2022 and amended as of May 25, 2023, with Lazard Ltd. and Lazard Group (the “Retention Agreement”).

2.Senior Chairman. Effective as of January 1, 2025, you will begin serving as Senior Chairman and Senior Advisor to the Board (collectively, “Senior Chairman”). During your service as Senior Chairman, you will have such authority, duties, and responsibilities with respect to the business of the Firm as are substantially consistent with the authority, duties, and responsibilities exercised by you on the date of this Agreement, including continuing to be invited to Board and Board committee meetings (under the same conditions that typically apply to board observers).

No further action is required by you or the Firm for your resignation as Executive Chairman and as a member of the Board to become effective December 31, 2024, although either party will execute such confirmatory documentation as the other reasonably may request.

3.Compensation. During your service as Senior Chairman, (i) you will be entitled to receive an annual base salary of not less than $750,000, (ii) you will be eligible to receive an annual bonus in an amount determined in the sole discretion of the Chief Executive Officer of the Firm (on the same basis, in the same form and paid at the same time as other senior executives and senior managing directors of the Firm who receive a Schedule K-1 from the Firm), (iii) you will continue to be eligible to participate in any equity incentive plan for executives of the Firm as may be in effect from time to time, in accordance with the terms of any such plan, and in the Firm’s employee benefit plans as a full-time employee, and (iv) you will continue to be eligible for expense reimbursement and receive fringe benefits and perquisites on a basis no less favorable than applied to you immediately prior to the date of this Agreement. In addition, for fiscal years 2025 and 2026, you will receive an additional guaranteed payment of $11,100,000 per year (each a “Guaranteed Payment”), with each Guaranteed Payment to be paid in cash (except to the extent another form may be mutually agreed in writing) on March 15, 2026 and March 15, 2027, respectively.

Except as set forth in Sections 4 and 5 of this Agreement, you will not be eligible for: (x) an annual bonus as set forth in clause (ii) of the first sentence of this Section 3 unless you are employed by the Firm (or serve as a Senior Advisor in or after 2026) through the applicable date of payment; or (y) a Guaranteed Payment for a fiscal year unless you continue to be employed by the Firm (or serve as a Senior Advisor in 2026) through the end of the corresponding fiscal year.

For 2024, your compensation as Executive Chairman will be determined in accordance with the Retention Agreement.

4.Transition to Senior Advisor. Beginning January 1, 2026, you will have the right, on 60 days’ written notice, to transition to a consulting role for a term of one year not to extend beyond December 31, 2027 unless mutually agreed in writing (and the Firm will have the right on the same notice to cause you to transition). On the effectiveness of your transition (the “Transition Date”), you will begin serving as Senior Advisor in a consulting role (“Senior Advisor”). As Senior Advisor, you will be available to provide general advisory services commensurate with your status as reasonably requested by the Board or the Chief Executive Officer with respect to the business of the Firm.

As consideration for your service as Senior Advisor under this Section 4, (i) you will continue to be eligible for an annual bonus in respect of fiscal year 2025 notwithstanding the second paragraph of Section 3 of this Agreement (so long as you continue to serve through the date of payment), (ii) you will continue to be entitled to (x) a Guaranteed Payment in respect of fiscal year 2025 (so long as you continue to serve until the end of that fiscal year) and (y) a Guaranteed Payment in respect of fiscal year 2026 (so long as you continue to serve until the end of that fiscal year), (iii) you will be entitled to a pro-rata annual bonus for the portion of fiscal year 2026 prior to the Transition Date determined and paid in accordance with Section 3 of this Agreement (which bonus vests on the Transition Date without regard to the continued service requirement in Section 3 through the payment date), (iv) you will receive an advisory fee of $250,000 on an annualized basis, payable no less frequently than monthly, and (v) you will be eligible for expense reimbursement, including for authorized business travel, and tax preparation services, on the same basis as applied to you immediately prior to the date of this Agreement. You will not be entitled to any additional consideration for your service as Senior Advisor; however, while not required, nothing in this Agreement prohibits the Firm from paying additional compensation if, while serving as a Senior Advisor, you make business contributions beyond the services contemplated by this Agreement.

On the Transition Date, you will automatically resign as Senior Chairman and as an employee of the Firm and from any other director, officer, manager, committee member, or other positions that you then hold with the Firm. No further action will be required by you or the Firm to effectuate your resignation, although either party will execute such confirmatory documentation as the other reasonably may request. The Firm and you confirm that it is intended that your termination of employment on the Transition Date will constitute a “separation from service” for purposes of Section 409A of the Code.

5.Employment After 2026; Early Termination. Unless it previously has been terminated, your employment with the Firm beginning April 1, 2027 will be at-will and not for a definite period or duration, and you will not be entitled to any payments or benefits upon termination of your employment with the Firm for any reason on or after April 1, 2027 (subject to your rights in respect of your equity awards, your rights under any other benefit plans of the Firm and your rights under Section 6 of this Agreement).

Except as provided in Section 4, the Firm may not terminate your employment before April 1, 2027 other than a termination for Cause, and, if you are serving as Senior Advisor, the Firm may not terminate your service prior to the end of the term specified in Section 4 other than a termination for Cause (which definition shall be limited to clauses (i), (ii), (iii)(C) and (iv) while you are serving as a Senior Advisor). For the avoidance of doubt, the last three sentences of the definition of Cause in the Retention Agreement will apply as if set forth herein.

If your employment or service under this Agreement terminates before April 1, 2027 due to (i) your death or Disability or (ii) termination by you for Good Reason, then you will be entitled to receive (A) any annual bonus for a previously completed fiscal year and an annual bonus for the year of the date of termination (prorated as applicable), in each case in the form and as determined in accordance with Sections 3 and 4 of this Agreement (as applicable), and (B) any unpaid Guaranteed Payments in accordance with Section 3 (in the case of both (A) and (B) as if you had continued to be employed or provide service from your date of termination through the applicable vesting or payment date). The Guaranteed Payments will also become immediately vested and payable in full in a lump sum upon the occurrence of a Change in Control; provided that, to the extent required to avoid taxes or penalties under Section 409A of the Code, payment will only be made if such Change in Control qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code and, if it does not so qualify, payment will be made (with Interest from the date of the Change in Control) on the original payment date or as soon as practicable (and not more than ten days) following your earlier death.

Except as provided in the last sentence of Section 3, on execution of this Agreement, you will no longer be entitled to receive any payments or benefits under Section 3 of the Retention Agreement (including, without limitation, any severance payments or benefits contemplated by Section 3(d) of the Retention Agreement).

You and the Firm acknowledge and agree that (i) this Agreement constitutes an offer of continued employment with terms and conditions that are reasonable within the meaning of the Good Reason definition set forth in Section 3(e) of the Retention Agreement (and that therefore clause (iv) of the definition of Good Reason no longer will apply), and (ii) neither your service as Senior Chairman nor Senior Advisor as contemplated in Sections 2 and 4 of this Agreement will constitute Good Reason (and for purposes of this Agreement, clause (i) of the definition Good Reason will refer to Sections 2 and 4 of this Agreement and clause (ii) of the definition of Good Reason will refer to the Firm’s obligations under this Agreement, in addition to the Firm’s obligations under Section 8 of the Retention Agreement).

6.Post-Employment Medical Benefits. Following your termination of employment (other than a termination for Cause), for the remainder of your life and that of your current spouse, you, your spouse and your eligible dependents shall continue to be eligible to participate in the medical and dental benefit plans of Lazard Group on the same basis as you participated in such plans immediately prior to termination to the extent that the applicable plan permits such continued participation for all or any portion of such period (it being agreed that Lazard Group will use its reasonable best efforts to cause such continued coverage to be permitted under the applicable plan for the entire period); provided, however, that you (or your current spouse or estate, as applicable) will be solely responsible for the full cost of all premiums related to the coverage provided in this sentence.

7.Releases. Notwithstanding any other provision of this Agreement other than the last sentence of this Section 7, you will not be entitled to receive the Guaranteed Payment in respect of fiscal year 2026 or the annual bonus in respect of fiscal year 2026 under this Agreement unless you execute, deliver, and cause to become irrevocable, no later than the 60th day after January 1, 2027, a waiver and general release of claims in favor of the Firm and its affiliates in the form attached to the Retention Agreement as Exhibit A (which may be reasonably modified to reflect required updates due to changes in applicable law and references to the arrangements under this Agreement as opposed to the Retention Agreement), which will be provided to you by the Firm prior to or within three days following January 1, 2027 (the “Release”). In addition, if you serve as Senior Advisor, such Guaranteed Payment in respect of 2026 and 2026 annual bonus will also be subject to your executing and causing to become irrevocable a preliminary Release, no later than the 60th day after the Transition Date, which will be provided to you by the Firm prior to or within three days following the Transition Date. The requirements in this Section 7 for you to execute the Release will terminate on a Change in Control.

8.Restrictive Covenants. The Covenants set forth in Sections 4 through 8 of the Retention Agreement will remain in full force and effect pursuant to their terms, including with respect to the obligations of the Firm and your enforcement rights under Section 8; provided that (i) each of the “Noncompete Restriction Period” and the “No Hire Restriction Period” will run for 12 months from the earlier of (A) the date your employment with the Firm terminates and (B) the date on which you or the Firm give notice for you to transition to Senior Advisor pursuant to Section 4 (which, for the avoidance of doubt, may not be prior to January 1, 2026), including without limitation with respect to the non-solicitation of clients set forth in Section 6, provided that, if your employment or service terminates for Good Reason on or following a Change in Control, the Noncompete Restriction Period will be three months from the date of termination of employment and the No Hire Restriction Period will be nine months from the date of termination of employment (the covenants as so modified by clause (i) of this proviso, the “Restrictive Covenants”); (ii) for purposes of the Restrictive Covenants, the parties agree to work in good faith further to define the scope of “Competing Activity” and “Competitive Enterprise” as it will apply to you (with any such scope to be mutually agreed in writing and to become a part of this Agreement); and (iii) the Restrictive Covenants will be the only such covenants to which you are subject, any existing substantially similar covenants to which you are subject will be deemed as of the date of this Agreement to be amended and restated to read as (and not extend restrictions on you beyond) the Restrictive Covenants and no similar, different or additional covenants will be applicable to you notwithstanding the terms of any plans, agreements or policies of or with the Firm. For the avoidance of doubt, Section 9 of the Retention Agreement no longer applies.
9.Equity Awards. All outstanding equity-based awards, fund interest awards, profits interests, and any similar awards, including any such awards granted after the date of this Agreement (“Outstanding Awards”), will continue to vest in accordance with their existing vesting schedule, as applicable, subject to (i) the Firm’s deferred compensation retirement policy as in effect on the date hereof, except that any requirement that you remain employed by or otherwise affiliated with the Firm for any period after the grant or allocation date of an award shall not apply, and (ii) Section 8 of this Agreement. For the avoidance of doubt, (i) all then-outstanding Outstanding Awards will be forfeited and cancelled in the event that, prior to a Change in Control and during the applicable covenant period, you materially violate the Restrictive Covenants and (ii) notwithstanding anything to the contrary in the applicable award agreements or the Firm’s deferred compensation retirement policy, the duration of the Restrictive Covenants will apply for the periods set forth in Section 8 and will not extend beyond those periods notwithstanding any later vesting dates of your Outstanding Awards. Notwithstanding anything to the contrary set forth herein or in any award agreement, the definitions in the Retention Agreement of “Cause” (as modified herein), “Good Reason” (as modified herein) and “Disability” will apply for purposes of the Outstanding Awards.

10.Indemnification; No Mitigation or Set-Off. Nothing in this Agreement, including your cessation of service as a member of the Board or future termination of employment or service, will affect any rights you have to indemnification from the Firm, including as a director or officer of Lazard, Inc. or any of its affiliates. While serving as an employee or a Senior Advisor, the Firm will continue to indemnify you (including legal fee and expense advancement) to the same extent as the Firm’s other officers and directors, which obligations shall survive the termination of your service to the Firm. In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under this Agreement and such amounts shall not be reduced whether or not you obtain other employment. Except as provided in Section 16(f) of the Retention Agreement, the Firm’s obligation to make the payments and provide the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Firm may have against you.

11.General Provisions. In addition to the provisions of the Retention Agreement that are specifically incorporated into or survive pursuant to this Agreement, Sections 3(f) and 3(g), Sections 10 through 15, Sections 16(c) through 16(j) and Section 17 of your Retention Agreement will apply to this Agreement mutatis mutandis (including, without limitation, the arbitration and injunctive relief provisions set forth in Sections 12 and 13, respectively). Except as set forth in this Agreement, the terms and conditions of the Retention Agreement cease to apply as of the date of this Agreement. This Agreement, together with the portions of your Retention Agreement retained or referenced in this Agreement and your equity award agreements, constitutes the entire agreement of the parties related to the subject matter hereof. This Agreement shall inure to the benefit of and be enforceable by your estate and legal representatives. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either your employment or service or this Agreement shall survive such termination.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

Sincerely,

LAZARD, INC.

By:	/s/ Christian A. Weideman
Name:	Christian A. Weideman
Title :	General Counsel

LAZARD GROUP LLC
(on its behalf, and on behalf of its
subsidiaries and affiliates)

By:	/s/ Christian A. Weideman
Name:	Christian A. Weideman
Title :	General Counsel

AGREED AND ACCEPTED, intending to
be legally bound:

/s/ Kenneth M. Jacobs
Kenneth M. Jacobs